AMENDMENT NO. 4 TO CREDIT AGREEMENT

AMENDMENT NO. 4 TO CREDIT AGREEMENT (this “Amendment”), is dated as of November 2, 2012 (the “Amendment Effective Date”), by and among Lionbridge Technologies, Inc., a Delaware corporation (the “Company”), Lionbridge International Finance Limited, a company formed under the laws of Ireland (the “Foreign Borrower”, and, together with the Company, the “Borrowers”), the Foreign Guarantors from time to time parties to the Credit Agreement referred to below (collectively, the “Foreign Guarantors”), the US Guarantors from time to time parties to the Credit Agreement referred to below (collectively, the “US Guarantors”), and HSBC Bank USA, N.A., as the lender (in such capacity, the “Lender”), as administrative agent (in such capacity, the “Agent”) and as sole lead arranger and sole book runner (“HSBC”).

RECITALS

WHEREAS, the Borrowers, the US Guarantors, the Foreign Guarantors, the Lender and the Agent are parties to that certain Credit Agreement, dated as of December 21, 2006 (as amended from time to time, the “Credit Agreement”); and

WHEREAS, the Borrowers have requested, and HSBC, as Lender, has agreed to, certain amendments to the Credit Agreement, including, among other things, amending Section 6.10 (Restricted Payments) of the Credit Agreement to permit certain repurchases of Capital Stock.

NOW, THEREFORE, in consideration of the foregoing, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Amendment to Section 1.1 of the Credit Agreement.

Section 1.1 of the Credit Agreement is hereby amended as follows:

The definition of “Fixed Charge Coverage Ratio” is amended and restated in its entirety to read as follows:

“Fixed Charge Coverage Ratio” shall mean, with respect to the Company and its Subsidiaries on a consolidated basis for the four consecutive quarters ending on the last day of any fiscal quarter of the Company, the ratio of (a) Consolidated EBITDA for the applicable period minus Consolidated Capital Expenditures for the applicable period minus Restricted Payments permitted under Section 6.10(c) to the extent paid in cash during the applicable period to (b) the sum of Consolidated Interest Expense paid or payable in cash for such period plus amounts paid or payable in cash during such period paid in respect of federal, state, local and foreign income, value added and similar taxes.

2. Amendment to Section 6.10 of the Credit Agreement.

Section 6.10 of the Credit Agreement is hereby amended as follows:

by deleting the word “and” before clause (b) therein, and immediately after clause (b) adding the following new clause (c):

“and (c) so long as the Credit Parties would be in compliance with the financial covenants set forth in Section 5.9 (calculated on a pro forma basis as of the date thereof after giving effect thereto), and so long as no Default or Event of Default exists or would result therefrom, the Company may repurchase Capital Stock issued by it in an aggregate amount not to exceed $6,000,000 in any fiscal year”

3. Representations and Warranties. The Credit Parties hereby represent and warrant to the Agent and Lender as follows:

3.1 Corporate Existence; Compliance with Law. Each of the Credit Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent applicable under such laws), (b) has the requisite power and authority and the legal right to own and operate all its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified to conduct business and in good standing (to the extent applicable) under the laws of (i) the jurisdiction of its organization, (ii) the jurisdiction where its chief executive office is located and (iii) each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to so qualify or be in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the business or operations of the Credit Parties and their Subsidiaries in such jurisdiction and (d) is in compliance with all Requirements of Law, government permits and government licenses except to the extent that the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.2 No Change. Since June 30, 2012, there has been no development or event which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

3.3 Corporate Power; Authorization; Enforceable Obligations. Each of the Credit Parties has full power and authority and the legal right to make, deliver and perform this Amendment and the other Credit Documents to which it is party and has taken all necessary limited liability company or corporate action to authorize the execution, delivery and performance by it of this Amendment and the other Credit Documents to which it is party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery or performance of this Amendment or any other Credit Document by the Credit Parties (other than those that have been obtained) or with the validity or enforceability of this Amendment or any other Credit Document against the Credit Parties (except such filings as are necessary in connection with the perfection of the Liens created by this Amendment or such other Credit Documents). This Amendment and each other Credit Document to which it is a party has been duly executed and delivered on behalf of each Credit Party. This Amendment and each other Credit Document to which it is a party constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.4 No Legal Bar; No Default. The execution, delivery and performance of this Amendment and the other Credit Documents will not violate any material Requirement of Law or any material Contractual Obligation of any Credit Party (except those as to which waivers or consents have been obtained), and will not result in, or require, the creation or imposition of any Lien on any Credit Party’s properties or revenues pursuant to any Requirement of Law or Contractual Obligation other than the Liens arising under or contemplated in connection with this Amendment and the other Credit Documents. No Credit Party is in default under or with respect to any of its Contractual Obligations to the extent such default could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.5 Credit Agreement. Before and after giving effect to this Amendment, the representations and warranties of the Credit Parties contained in the Credit Agreement and other Credit Documents are true and correct in all material respects (if not qualified as to materiality or Material Adverse Effect) or in any respect (if so qualified) on and as of the date of this Amendment as though made at and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (if not qualified as to materiality or Material Adverse Effect) or in any respect (if so qualified) as of such earlier date.

4. Conditions Precedent to the effectiveness of this Amendment. This Amendment shall become effective when the Lender shall have received a counterpart signature page to this Amendment duly executed and delivered by the Borrowers, the Foreign Guarantors and the US Guarantors.

5. Ratification. Except as otherwise expressly provided hereunder, the Credit Agreement, the other Credit Documents and all documents, instruments and agreements related thereto as hereby ratified and confirmed in all respects and shall continue in full force and effect. The Credit Parties hereby confirm and ratify that all security interests granted to Agent pursuant to the Security Documents to secure, inter alia, the Credit Party Obligations, remain binding and in full force and effect before and after giving effect to this Amendment. This Amendment and the Credit Agreement as previously amended shall hereafter be ready and construed as a single document.

6.	Miscellaneous.

6.1 Counterparts. This Amendment may be executed by the parties hereto in several counterparts hereof and by the different parties hereto on separate counterparts hereof, all of which counterparts shall together constitute one and the same agreement. Delivery of an executed signature page of this Amendment by telecopy or by other electronic means (in PDF format) shall be effective as an in-hand delivery of an original executed counterpart hereof.

6.2 Severability. If any provision of this Amendment or any other Credit Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.3 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THEREOF.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as a sealed instrument by their duly authorized representatives, all as of the day and year first above written.

BORROWERS:

LIONBRIDGE TECHNOLOGIES, INC.,

a Delaware corporation

By: /s/Rory J. Cowan, President and CEO

LIONBRIDGE INTERNATIONAL FINANCE LIMITED,

a Company formed under the laws of Ireland

By: /s/Tina Wang, Director

With respect to the foregoing Amendment, each of the US Guarantors acknowledges, accepts and agrees that the provisions of Article X of the Credit Agreement remain binding and in full force and effect with respect to the Credit Agreement as amended hereby. Nothing contained in this Amendment shall affect or alter the US Guaranty (as defined in the Credit Agreement) of the US Guarantors. In addition, each US Guarantor confirms that its guaranty of the Credit Party Obligations pursuant to the Credit Documents remains binding in full force and effect before and after giving effect to this Amendment, and further confirms and ratifies that all security interests granted to Agent pursuant to the Security Documents to secure, inter alia, the Credit Party Obligations, remain binding and in full force and effect before and after giving effect to this Amendment.

US GUARANTORS:	VERITEST, INC.,

a Delaware corporation
By: /s/ Rory J. Cowan, President

LIONBRIDGE US, INC., a Delaware corporation
By: /s/ Rory J. Cowan, President

LIONBRIDGE GLOBAL SOLUTIONS II, INC., a New York corporation
By: /s/ Rory J. Cowan, President

LIONBRIDGE GLOBAL SOLUTIONS FEDERAL, INC., a Delaware corporation
By:/s/ Margaret A. Shukur, Secretary

LIONBRIDGE GLOBAL SOURCING SOLUTIONS, INC., a Delaware corporation

By:	By: /s/ Rory J. Cowan, President

/s/

Name:	Rory Cowan

Title: President

With respect to the foregoing Amendment, each of the Foreign Guarantors acknowledges, accepts and agrees that the provisions of Article XI of the Credit Agreement remain binding and in full force and effect with respect to the Credit Agreement as amended hereby. Nothing contained in this Amendment shall affect or alter the Foreign Guaranty (as defined in the Credit Agreement) of the Foreign Guarantors. In addition, each Foreign Guarantor confirms that its guaranty of the Credit Party Obligations pursuant to the Credit Documents remains binding in full force and effect before and after giving effect to this Amendment, and further confirms and ratifies that all security interests granted to Agent pursuant to the Security Documents to secure, inter alia, the Credit Party Obligations, remain binding and in full force and effect before and after giving effect to this Amendment.

FOREIGN GUARANTORS:

LIONBRIDGE INTERNATIONAL,
a company formed under the laws of Ireland

By:/ By: /s/      Rory J. Cowan, Director

LIONBRIDGE LUXEMBOURG S.a.r.l.,

a company formed under the laws of Luxembourg

By: Paul S. Kohout, Type A Manager

Acknowledged, accepted and agreed:

HSBC BANK USA, NATIONAL ASSOCIATION,

as Administrative Agent and as Lender

By: /s/ Manuel Burgueno, Vice President